Exhibit 99.1

Dear Jive Customer,

By now you’ve heard the announcement that Jive has entered into a definitive agreement to join the Aurea family. This change is a natural source of uncertainty, and may be raising questions for you and your teams.

Recognizing that, I’d like to take a moment to welcome you, and let you know how excited I am to get to know you. I’ve already had the opportunity to meet many of you at this week’s JiveWorld, and hear the compelling stories of how you have deployed Jive within your companies.

I would also like to address why we believe this is both a meaningful advance for Jive and its products, and an exciting opportunity for you.

Let me start by sharing a bit of background on how we operate as a company. Aurea has developed a strong track record of successfully integrating and strengthening enterprise software companies. Our operating model – expanding the investment in products and focusing on installed base client success as the basis for growth – has been the enabler of success at each of the roughly dozen software companies we have acquired in the last five years. We’re confident this will be the case with Jive.

The combination will also create increased scale, nearly doubling the company in size to more than $500MM in revenue. We believe this increased scale will enable greater R&D muscle to enhance our pace of innovation.

Another benefit of our operating model is that we are privately held. And as a private company, we are afforded the opportunity to think and invest long term, even when those investments may not yield immediate impact. This contrasts with a potentially constraining focus on shorter-term shareholder returns and all the tradeoffs it forces on companies.

Lastly, and perhaps most importantly, is the strategic fit we believe this represents. By bringing our two companies together, we will make the Jive interactive intranet and customer engagement solution key pillars of the Aurea customer experience vision.

While the transaction isn’t expected to close until June 2017, my team and I couldn’t be more pleased to welcome you to the Aurea family. It’s an exciting moment for us, and I look forward to having the opportunity to meet you in the coming weeks and months.

Important Additional Information and Where to Find It

In connection with the proposed acquisition of Jive Software, Inc. (“Jive”) by Wave Systems Corp. (“Parent”), Jazz MergerSub, Inc. (“Acquisition Sub”), a wholly-owned subsidiary of Parent, will commence a tender offer for all of the outstanding shares of Jive. Such tender offer has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Jive, nor is it a substitute for the tender offer materials that Parent, Acquisition Sub and ESW Capital, LLC (“Guarantor”) will file with the SEC upon commencement of the tender offer. At the time that the tender offer is commenced, Parent, Acquisition Sub and Guarantor will file tender offer materials on Schedule TO with the SEC, and Jive will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY JIVE’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement will be made available to Jive’s stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of Jive by contacting Jive at lisa.jurinka@jivesoftware.com or jason.khoury@jivesoftware.com by phone at (415) 580-4738 or (650) 847-8308, or by visiting Jive’s website (www.jivesoftware.com). In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. JIVE’S STOCKHOLDERS ARE ADVISED TO READ THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE TRANSACTION.

Forward Looking Statements

This document contains certain statements that constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the satisfaction of conditions to the completion of the proposed transaction and the expected completion of the proposed transaction, as well as other statements that are not historical fact. These forward-looking statements are based on currently available information, as well as Jive’s views and assumptions regarding future events as of the time such statements are being made. Such forward looking statements are subject to inherent risks and uncertainties. Accordingly, actual results may differ materially and adversely from those expressed or implied in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the potential failure to satisfy conditions to the completion of the proposed transaction due to the failure to receive a sufficient number of tendered shares in the tender offer, as well as those described in cautionary statements contained elsewhere herein and in Jive’s periodic reports filed with the SEC including the statements set forth under “Risk Factors” set forth in Jive’s most recent annual report on Form 10-K, the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) to be filed by Parent, Acquisition Sub and Guarantor, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Jive. As a result of these and other risks, the proposed transaction may not be completed on the timeframe expected or at all. These forward-looking statements reflect Jive’s expectations as of the date of this document. While Jive may elect to update any such forward-looking statements at some point in the future, Jive specifically disclaims any obligation to do so, even if our expectations change, except as required by law.